Exhibit 4.1

To	_______________, 2006
____________

Scopus Video Networks Ltd.
(the “Company”)

Letter of Exemption and Indemnification
(the “Letter” or the “Exemption and Indemnification Letter”)

1.	Exemption from Liability:

Except with respect to liabilities to the Company arising from the acts enumerated under section 2.5 below, the Company hereby exempts you from all liabilities to the Company and from any damage caused or that will be caused by you to the Company, following a breach of your duty of care towards the Company, subject to all applicable law, including Sections 258 – 263 of the Companies Law.

This exemption will not include counter claims filed against you by the Company in a lawsuit instigated by you.

2.	Obligation to indemnify:

Without limiting the Company’s right to indemnify you in accordance with the Company’s Articles of Association, the Company hereby undertakes, with no right to renege:

2.1.	To indemnify you for future obligations or expenses, as specified below, imposed on you in consequence of an act done in your capacity as an Office Holder of the Company or in consequence of being an Office Holder (in either cases whether arising after or prior to the date hereof), pursuant to the Company’s request, in another company in which the Company holds shares or has interests, as specified in this Section below:

(a)	a monetary obligation imposed on you or incurred by you in favor of another person pursuant to a judgment, including a judgment given in settlement or a court approved settlement of an arbitrator’s award, provided that such obligation is related to one or more of the events specified in Annex A of this letter and that the total indemnification amount will not exceed the amount specified in Section ý2.2 hereunder;

(b)	reasonable legal fees, including attorney’s fees, incurred by you in consequence of an investigation or proceeding filed against you by an authority that is authorize to conduct such investigation or proceeding, and that resulted without filing an indictment against you and without imposing on you financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against you but with imposing on you a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

For the purposes hereof: (i) a proceeding that ended without an indictment in a matter in respect of a which an investigation was conducts, means – closing the case pursuant to Section 62 of the Criminal Procedure Act [Combined Version] 5742 – 1982 (the “Criminal Procedure Act”) or a stay of proceedings by the Administrator General pursuant to Section 231 of the Criminal Procedure Act; (ii) “Financial obligation in lieu of a criminal proceeding”, means – a financial obligation imposed by law as an alternative to a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Act 5746 – 1985, a fine with respect to an offense which was defined as a “finable offense” under the Criminal Procedure Act, a fine or a forfeit.

(c)	reasonable litigation costs, including attorney’s fees, incurred by you or which you are ordered to pay by a court, in a proceedings filed against you by the Company or on its behalf or by another person, or in a criminal charge of which he is acquitted, or in a criminal charge of which you are convicted of an offence that does not require proof of criminal intent.

2.2.	The aggregate indemnification amount that the Company shall pay to its Office Holders (in addition to sums that may be received from insurance companies in connection to insurance policies that the Company has purchased) pursuant to all the letters of indemnification that shall be issued by the Company shall not exceed the higher of: (i) 25% of the shareholders’ equity of the Company, as set forth in the Company’s most recent consolidated financial statements prior to such payment; and (ii) 10 million US Dollars, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by the Company from time to time with respect to matters covered by such letters of undertaking to prospectively indemnify (hereinafter “The Maximum Indemnification Amount”).

Neither this Letter nor any part thereof may be assigned or transferred to any third party and may not be relied upon by any third party, including, but not limited to, any insurance company.

2.3.	In the event the indemnification amount the Company is required to pay to its Office Holders, as set forth in Section 2.1 above, exceeds the Maximum Indemnification Amount (as existing at that time), the Maximum Indemnification Amount or its remaining balance will be divided pro rata between the Office Holders entitled to indemnification, in the manner that the amount of indemnification that each of the Office Holders will actually receive will be calculated in accordance with the ratio between the amount each individual Office Holder may be indemnified for, and the aggregate amount that all Office Holders may be indemnified for at the time of the indemnification.

2.4.	Upon the occurrence of an event by virtue of which you are likely to be entitled to indemnification, the Company shall advance to you, from time to time, the funds required to cover the expenditures and payments related to handling the legal proceeding related to such event, in a manner that you shall not be required to pay for or personally finance your legal expenses, subject to the conditions and instructions in this Letter.

2.5.	You will not be indemnified for any of the following:

2.5.1.	A breach of a fiduciary duty by the Beneficiary, except for a breach of a fiduciary duty while acting in good faith and having reasonable grounds to assume that such act would be in the best interests of the Company; or

2.5.2.	A willful breach of the duty of care or reckless disregard for the circumstances or to the consequences of a breach of the duty of care towards the Company, unless only done in negligence; or

2.5.3.	an act done with intent to make unlawful personal profit; or

2.5.4.	a fine or forfeit imposed upon you.

3.	The obligation to indemnify in accordance with this Letter is subject to the statements set forth in this Section:

3.1.	You shall notify the Company in writing of every legal proceeding that may be brought against you in connection with any event that may entitle you to indemnification, and of every warning made to you in writing pertaining to legal proceedings that may be commenced against you. This notice shall be made in a timely manner, immediately after you shall first be aware of such proceedings or warning, and you shall provide the Company or, the person designated by the Company, all documents in connection with such proceedings.

3.2.	Upon the occurrence of an event that may entitle you to indemnification, you may appoint counsel of your choice, unless such counsel is reasonably deemed unacceptable by the Company, and provided that you inform the Company immediately of the identity of the counsel. If you do not inform the Company of your choice of counsel immediately after the need to retain arises, the Company may (but is not obligated to) appoint counsel on your behalf, within 45 days from the time of receiving the notice described in Section 3.1 above (or within a shorter period of time if the matter requires filing a response in any proceeding). The Company will not appoint counsel on your behalf in criminal cases. The Company and/or the aforementioned counsel shall be entitled to act with their exclusive discretion and to bring the proceeding to a close. The appointed counsel shall act and shall owe its duty of loyalty to the Company and to you. In the event that a conflict of interest shall arise between you and the Company, you shall inform the Company of such conflict of interest and shall be entitled to appoint counsel on your behalf, and the provisions of this Letter shall apply to expenses you may incur as a result of such appointment.

3.3.	The Company may decide to settle a monetary obligation or to arbitrate a monetary obligation, provided that as a result of such settlement or arbitration the lawsuit or the threat of a lawsuit against you shall be fully withdrawn. Following the request of the Company you shall sign any document that shall empower the Company and/or the abovementioned counsel to act on your behalf with regard to your defense in the above-mentioned proceedings and to represent you in all matters pertaining to these proceedings.

3.4.	You shall cooperate with the Company and with any counsel as set forth above in every manner that shall reasonably be required from you by any of them in connection with the handling of such legal proceedings, provided the Company shall cover all of your reasonable out-of-pocket expenses, subject to Section 2.2 above.

3.5.	You will not be indemnified for amounts you shall be required to pay as a result of a settlement or arbitration, unless the Company agrees, in writing, to the settlement or to the arbitration.

3.6.	The Company shall not be required to pay, according to this Letter, monies that were actually paid to you, or on your behalf or in your stead, through an insurance policy that the Company procured or through an obligation to any indemnification that was made by any other person other than the Company. In order to avoid any doubt, it shall be clarified that the indemnification amount according to this Letter shall be independent of, and in addition to, the amount that shall be paid (if paid) pursuant to an insurance policy and/or any other indemnification.

3.7.	Upon your request for an execution of a payment in connection to any event according to this Letter, the Company shall take all commercially reasonable steps according to applicable law to pay such payment and will do all that is required to obtain any approval that is required. If any required approval is not given for any reason, a payment, or any part of it, that will not be approved, as said above, shall be subject to the approval of a court and the Company shall take all commercially reasonable steps to attain the court’s approval.

4.	The obligations of the Company according to this Letter shall remain valid even if you have ceased to be an Office Holder of the Company, provided that acts for which you are being exempted from liability, or for which you are given a commitment of indemnification, were performed during your employment as an Office Holder of the Company.

5.	In the event that the Company shall pay to you or in your place any amount pertaining to this Letter in connection with a legal proceeding, and afterwards it shall be determined that you are not entitled to any indemnification from the Company, you shall be required to repay such amounts, plus (i) linkage differentials linked to the Israeli Consumer Price Index; and (ii) interest as determined in accordance with the Income Tax Regulations (Determination of the Interest Rate), 1985, as amended from time to time. You will be required to repay these sums to the Company when requested to do so in writing by the Company and in accordance with a payment schedule that the Company shall determine.

6.	In this Exemption and Indemnification Letter-

“The Companies Law”- the Companies Law, 5759 – 1999, as will be valid from time to time.

“Office Holder” – in accordance with its meaning in the Companies Law or applicable securities laws and regulations.

“Action” or any derivative of it – including a decision or a failure to act and including your Actions before the date of this Letter of Indemnification that were made during your term of employment as an Office Holder in the Company.

7.	The obligations of the Company according to this Letter of Exemption and Indemnification shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended. In the event of a conflict between any provision of this Letter and any provision of law that cannot be superceded, changed or amended, such provision of law shall supersede the specific provision in this Letter, but shall not limit or diminish the validity of the remaining provisions of this Letter.

8.	The Attachment to this Letter is an integral and inseparable part of it.

In witness whereof, the Company has executed this Letter by its authorized signatories that have been duly appointed.

Scopus Video Networks Ltd.

By ________________________________

Name:

Title:

I hereby confirm receiving this Letter and consent to all its terms.

_________________________

Director

Date:_______________

Annex A

Subject to any provision of the law, the events are as follows:

1.	The issuance of securities including, but not limited to, the offering of securities to the public according to a prospectus, including, but not limited to that contemplated initial public offering of the Company in the U.S. to be closed in 2005 or 2006, a private offering, the issuance of bonus shares or any other manner of security offering.

2.	A “Transaction” as defined in Section 1 of the Companies Law, including the negotiation for, the signing and the performance of a transaction, transfer, sale, purchase or pledge of assets or liabilities (including securities), or the receiving of any right in any one of the above, receiving credit, granting securities and any Action connected directly or indirectly with such a Transaction.

3.	Any filing or announcement required by Companies Laws and/or applicable securities laws and/or according to rules and/or regulations adopted by any Stock Exchange the company’s securities are traded in.

4.	Any decision regarding distribution, as defined in the Companies Law.

5.	A change in the structure of the Company or the reorganization of the Company or any decision pertaining to these issues including, but not limited to, a merger, a split, a settlement between the Company and its shareholders and/or creditors, a change in the Company’s capital, the establishment of subsidiaries and their liquidation or sale, an allotment or distribution.

6.	An announcement, a statement, including a position taken, or an opinion made in good faith by an officer in the course of his duties and in conjunction with his duties, including during a meeting of the Board of Directors of the Company or one of the committees of the Board of Directors of the Company.

7.	An Action made in contradiction to the Company’s Memorandum of Association or Articles of Association.

8.	Any action or decision in relation to employer-employee relations, including the negotiation for, signing and performance of individual or collective employment agreements and other employees benefits (including allocation of securities to employees).

9.	Any action or decision in relation to work safety and/or working conditions.

10.	Negotiation for, signing and performance of insurance policy.

11.	Any of the above events, pursuant to the Office Holder’s position in an affiliated corporation or in a corporation controlled by the Company.

12.	Any claim or demand made by a customer, suppliers, contractors or other third parties transacting any form of business with the Company, its subsidiaries or affiliates, in the ordinary course of their business, relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise.

13.	Participation and/or non participation at the Company’s board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s board meetings.

14.	Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchasing, holding or disposition of securities of the Company or any other investment activity involving or affected by such securities, including any actions relating to an offer or issuance of securities of the Company or of its subsidiaries and/or affiliates to the public by prospectus or privately by private placement, in Israel or abroad, including the details that shall be set forth in the documents in connection with execution thereof.

15.	Any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party’s intellectual property rights including, but not limited to confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, misappropriation of ideas by the Company, it’s subsidiaries or affiliates.

16.	Any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party’s intellectual property rights including, but not limited to confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, misappropriation of ideas by the Company, it’s subsidiaries or affiliates.

17.	Any claim or demand made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, it’s subsidiaries or affiliates, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

18.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or any subsidiary or affiliate thereof, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, country, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

19.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of, release spill, emission, leaking, dumping, pouring, deposit, disposal , discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substance, wastes or other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

20.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any of its subsidiaries and/or affiliates, or any of their respective business operations.

21.	Actions in connection with the Company’s’ testing of products and/or in connection with the sale, distribution, license or use of such products.

22.	Act or omissions resulting in the failure to maintain appropriate insurance and/or inadequate safety measures and/or a malpractice of risk management.